Exhibit 10.1

UNITED STATES DISTRICT COURT
FOR THE DISTRICT OF NEW JERSEY

IN RE RF TAGS ANTITRUST LITIGATION	: : : :	Consolidated Case No. 02cv3730(JEI) SETTLEMENT AGREEMENT

     WHEREAS, plaintiffs (“Plaintiffs”), individually and on behalf of an alleged class, have brought litigation consolidated in the above-referenced action alleging that defendant Checkpoint Systems, Inc. (“Checkpoint”) participated in monopolistic practices in violation of Section 2 of the Sherman Act, 15 U.S.C. § 2; and

     WHEREAS, Defendant has denied any and all liability to Plaintiffs and the Class (defined below) and has not admitted any of the allegations of the complaints filed or lodged by Plaintiffs or other class members, including without limitation the Consolidated Amended Class Action Complaint dated March 20, 2006; and

     WHEREAS, Plaintiffs and their attorneys (“Class Counsel”) have conducted a thorough investigation into the facts and issues raised in the Action (defined below); and

     WHEREAS, Plaintiffs and Defendant wish to settle and finally resolve all actual and potential claims arising out of or relating to the matters that have been or may be asserted against Defendant in the Action; and

     WHEREAS, Plaintiffs and Class Counsel have concluded that a settlement with Defendant on the terms set forth in this agreement of settlement (“Settlement Agreement”) is fair, reasonable and adequate, and is in the best interests of Plaintiffs and the Class in light of, among other things, the stage of the Action at which the Settlement Agreement is being executed, the Court’s findings and decision in the ID Security litigation, the factual investigation conducted by Class Counsel, the risks inherent in prosecuting the Action, and the benefits obtained under the Settlement Agreement; and

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     WHEREAS, Defendant, without admitting any of the allegations made by Plaintiffs or any liability whatsoever to Plaintiffs or the Class, has agreed to enter into this Settlement Agreement to conclude finally and definitively all claims relating to the Action and to reduce further expense, inconvenience, and the distraction of burdensome and protracted litigation; and

     WHEREAS, the parties agree that the claims of Plaintiffs against Defendant should be certified as a class action solely for purposes of the settlement of such claims, and the parties therefore stipulate to a Class for settlement purposes only as defined below;

     NOW, THEREFORE, in consideration of the covenants and agreements set forth in this Settlement Agreement, it is agreed by and among the undersigned that the claims of Plaintiffs and the Class shall be settled and compromised with Defendant, subject to approval of the Court as required by Rule 23(e) of the Federal Rules of Civil Procedure, on the following terms and conditions:

1. As used in this Settlement Agreement, the following terms are defined as follows:

a.	“Action” means all of the following consolidated actions, each of which is pending in the United States District Court for the District of New Jersey (the “Court”) and which were consolidated (or required to be consolidated) by the Court in its Case Management Order dated October 18, 2002: Club Sports International, Inc., d/b/a Soccer CSI; Medi-Care Pharmacy, Inc.; Baby Mika, Inc.; 1700 Pharmacy Inc.; and Washington Square Pharmacy, Inc.

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b.	“Class” means and is defined as follows for settlement purposes only:

All persons or entities in the United States or its territories who directly purchased Model 410 disposable radio frequency tags from Checkpoint Systems, Inc. at any time during the period of August 2, 1998 through December 31, 2002 (the “Class Period”). Excluded from the Class are purchasers of Model 410 RF Tags during that time period that purchased from Checkpoint via contracts that established the price of their Model 410 RF Tags, or that purchased under Checkpoint’s “comprehensive tag” program.

c.	“Class Period” means August 2, 1998 through December 31, 2002.

d.	“Lead Counsel” means the firms of Kohn, Swift & Graf, P.C., Spector, Roseman & Kodroff, and Cohen, Milstein, Hausfeld & Toll, P.L.L.C..

e.	“Class Counsel” means the attorneys and law firms appearing for plaintiffs in the Action.

f.	“Settlement Fund” means the total amount paid by Checkpoint pursuant to the terms of this Settlement Agreement.

g.	“Depository Bank” means Morgan Stanley Dean Witter, Conshohocken, PA, designated by Lead Counsel to serve as custodial trustee and to administer the Settlement Fund.

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h.	“Effective Date” means the date upon which each and all of the following events shall have occurred: (i) the Court shall have certified the Class and approved this Settlement Agreement in all respects, pursuant to Rule 23 of the Federal Rules of Civil Procedure; (ii) entry shall have been made of the final judgment of dismissal with prejudice as to the Defendant against Plaintiffs and all members of the Class who have not timely excluded themselves from the Class, as contemplated by paragraph 16; and (iii) the time for any appeal from the final judgment of dismissal and the Court’s approval of this Settlement Agreement shall have expired, or, if appealed, the final judgment has been affirmed in its entirety by the Court of last resort to which any such appeal has been taken and such affirmance has become no longer subject to further appeal or review. Neither Rule 60 of the Federal Rules of Civil Procedure nor the All Writs Act, 28 U.S.C. § 1651, shall be taken into consideration in calculating the above-stated time periods.

2. Plaintiffs and Defendant shall use their best efforts to effectuate this Settlement Agreement as soon as practicable, including cooperating as set forth below in seeking the Court’s certification of the Class for settlement purposes only, the preliminary and final approval of this Settlement Agreement, and the Court’s approval of procedures to secure the prompt, complete and final dismissal with prejudice of the Action.

3.	a.	Subject to the provisions of this Settlement Agreement, Defendant shall pay a total of $4.65 million – $3.2 million in the form of Model 410 RF Tags (retail value (as of the date of this Agreement, approximately 90 million Model 410 RF Tags)) and $1.45 million in cash – in full and final settlement of all claims in the Action, including without limitation claims for damages, interest thereon, attorneys’ fees, costs, and expenses.

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b.	Within 20 business days after the date of this Settlement Agreement, Defendant shall pay $250,000 by wire transfer to Morgan Stanley Dean Witter (“the Checkpoint Escrow Fund”), consistent with instructions to be provided by Lead Counsel. Defendant shall pay the remainder ($1.2 million) by wire transfer to the Checkpoint Escrow Fund upon entry of an Order granting Preliminary Approval to the settlement. The Settlement Fund shall be held in escrow and administered by Lead Counsel and the Depository Bank, pursuant to escrow agreements approved by Lead Counsel and Defendant.

c.	As part of the class notice program (see paragraph 13 below), Checkpoint will issue to the Class Members that are existing customers credits for Model 410 RF Tags. The amount of the credits issues shall be determined based on those customers’ pro rata purchases during the Class Period. The credits will expire on September 30, 2007, i.e., class members will be required to redeem the credits by September 30, 2007. Credits can be redeemed online, by telephone or by mail, in accordance with the terms of the Notice, Exhibit B hereto, and the claimed Model 410 RF Tags shall be shipped to the customers in the ordinary course of business.

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d.	No later than December 31, 2007, to the extent that any tag credits have not been redeemed, Checkpoint shall distribute any remainder of the $3.2 million retail value of Model 410 RF Tags. Such distribution shall be made pro rata to existing Checkpoint customers that have not timely excluded themselves from the Settlement Class, but only to the extent of a Class Member’s unredeemed credits. All Model 410 RF Tags shall be issued and shipped on a pro rata basis to the class prior to December 31, 2007.

e.	The recipients of the Model 410 RF Tags who redeem their credits will be required to pay normal, customary shipping charges, just as with orders placed in the ordinary course of business. Checkpoint agrees to use best efforts to ship the tags along with another order placed by the class member in the ordinary counsel of business, in order to minimize the incremental shipping costs required under this paragraph. For those Model 410 RF Tags that were not redeemed prior to September 30, 2007, Checkpoint may deduct the normal, customary shipping charges from the value of any remaining distribution using the most economical method of shipping that is customary in the ordinary course of business. By January 15, 2008, Defendant shall file a status report with Class Counsel confirming its completion of the pro rata tag distribution described herein.

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f.	Within 30 days after the Effective Date of the Settlement, Class Counsel will distribute $50,000 pro rata (i.e., based on purchases of Model 410 RF Tags during the Class Period) to all class members that are former Checkpoint customers that have not timely excluded themselves from the Settlement Class and that have submitted a valid claim.

4. On the Effective Date Defendant shall be deemed to have finally and completely discharged its entire obligation to Plaintiffs and to each and every member of the Settlement Class for the payment of any sums or any other relief of any nature whatever in connection with the claims asserted in the Action, all other Released Claims as defined in paragraphs 23, 24 and 26, and this Settlement Agreement.

5. Within thirty (30) days of the date of this Settlement Agreement, Defendant shall, at Defendant’s expense, provide to Lead Counsel a list in electronic form of all class members identifiable by reasonable means from Defendant’s records, including class members’ last known email and street addresses, and the dollar amount and pro rata share of their purchases of Model 410 RF Tags during the Class Period.

6. The Settlement Fund is intended as and shall be a separate escrow fund of moneys and shall qualify as a “qualified settlement fund” within the meaning of Treasury Regulation Section 1.468B-1. Lead Counsel or their designee shall be the “administrator” of the Settlement Fund within the meaning of Treasury Regulation Section 1.468B-2(k)(3). Lead Counsel shall apply, or shall cause application to be made, to the Internal Revenue Service for an employer identification number on behalf of the Settlement Fund. Lead Counsel shall cause to be prepared on behalf of the Settlement Fund any and all required tax returns and shall file such tax returns with all appropriate tax authorities. Lead Counsel shall cause any taxes shown due on such returns and payable by the Settlement Fund to be paid to the Internal Revenue Service or other tax authority on behalf of the Settlement Fund from the funds on deposit in the Settlement Fund. Lead Counsel shall do or cause to be done any and all other acts as may be required to cause the Settlement Fund to qualify and remain qualified as a “qualified settlement fund” as described above.

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7. Until such time after the Effective Date as the Settlement Fund is distributed consistent with the terms of this Agreement and as otherwise ordered by the Court, the Settlement Fund shall be invested and reinvested by Lead Counsel in United States Treasury Bills, Notes or other obligations of the United States or its instrumentalities of no more than six (6) months duration, except that such portions of the Settlement Fund as may reasonably be needed to pay current expenses associated with providing notice of the settlement to the Class, payment of taxes arising with respect to income earned by the Settlement Fund (including without limitation reasonable expenses of a tax attorney or consultant and mailing and distribution costs and expenses related to filing tax returns), and Administrative Costs (as defined below), may be held in the form of cash or money market instruments. All interest and gains earned on the Settlement Fund or any portion thereof shall become and remain a part thereof. Defendant shall not be responsible for any losses, principal or otherwise, of the Settlement Fund.

8. Administrative Costs, as used in this Settlement Agreement, are limited to payments made to administer the Settlement and Settlement Fund, including for preparation and mailing of tax forms and tax returns, and shall not include reimbursement for attorneys’ fees in connection with Administrative Costs.

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9. Before the Court issues a final order approving this Settlement Agreement, disbursements for reasonable expenses actually incurred in providing notice of the settlement to the Class, including the costs of printing, mailing, or publishing notice, or retaining a settlement administrator to carry out all responsibilities relating to providing such notice and administration, may be made from the Settlement Fund in a total amount not to exceed $50,000 without further order of the Court, and the amounts for incurred expenses shall not be refundable to Defendant in the event the Settlement Agreement is disapproved, voided, or otherwise fails to become final. No other payments, disbursement, or transfers of any kind, including Class Counsel’s attorneys’ fees and costs of litigation, from the Settlement Fund shall be made prior to the Effective Date without leave of Court for good cause shown. Plaintiffs shall make reasonable efforts to minimize expenditures from the Settlement Fund.

10. Defendant shall not have any responsibility to make any filings relating to the Settlement Fund, and Defendant shall have no responsibility to pay tax, including interest and penalties due thereon, on income earned by the Settlement Fund. In the event the settlement is not consummated, and the Settlement Fund (or a portion thereof) is returned to Defendant, Defendant shall be responsible, respectively, for payment of all taxes on income earned on the Settlement Fund after the date of such return.

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11. Upon the execution of this Settlement Agreement, the prosecution and defense of the Action shall be stayed except insofar as is necessary to implement the terms of this Settlement Agreement.

12. No later than 15 days after the execution of this Settlement Agreement, unless otherwise extended by written agreement of the parties hereto, Plaintiffs shall submit to the Court a motion for preliminary approval of the Settlement Agreement, together with a proposed Order substantially in a form attached to this Settlement Agreement as Ex. A:

a.	Preliminarily approving this Settlement Agreement;

b.	Certifying the Class for settlement purposes only;

c.	Requiring appropriate notice to be given to the Class within thirty (30) days of preliminary approval in a form and manner found by the Court to be sufficient to satisfy the requirements of Fed. R. Civ. P. 23 and state and federal constitutional due process, which notice shall be in a form acceptable to the parties and the Court;

d.	Scheduling dates for Class members to request exclusion from the Class, or object to the Settlement Agreement, and for a hearing on final approval of the Settlement Agreement;

e.	Reserving jurisdiction as to each party to the settlement over the effectuation of the Settlement Agreement for all purposes, including enforcement of the terms hereof and resolving any disputes that may arise; and

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f.	Providing that, pending a hearing on final approval of the settlement, all discovery and other proceedings in the Action are stayed, except for proceedings relating to the Settlement Agreement.

g.	Plaintiffs shall request that a hearing on its motion for preliminary approval of this Settlement Agreement be held within fifteen (15) days of the date of the motion.

13. In connection with the motion filed pursuant to paragraph 12 above, Lead Counsel will submit to the Court proposed forms of notice to the Class substantially in the forms attached to this Settlement Agreement as Exs. B and C. Lead Counsel will recommend to the Court that notice be given by electronic or first class mail, postage prepaid to those Class members who have been identified by reasonable means from Defendant’s records, pursuant to paragraph 5 above, at the last known email (in the first instance) or street (in the second instance) address identified in Defendant’s records, by posting of the Notice via a link prominently featured on the home page of Defendant’s web site, and by publication of a summary notice in one trade publication to be agreed upon by the parties. Subject to Court approval, the cost of providing notice shall be paid solely out of the Settlement Fund and prior to final judicial approval of this Settlement Agreement. Such proposed notice to the Class, among other things, shall:

a.	Describe the nature of the litigation, who comprises the Class and the terms of the settlement;

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b.	Direct a hearing to be held to determine the reasonableness, adequacy and fairness of this Settlement Agreement, including whether it should be approved by the Court;

c.	Provide that any class member who objects to the approval of this Settlement Agreement or to the final judgment to be entered in this litigation may appear at the hearing and show cause why the proposed settlement should not be approved as fair, reasonable, and adequate and why a final judgment should not be entered;

d.	Require that the objection of any such class member must be made in writing and that such objection, together with any supporting papers, must be filed with the Court within such time prior to the hearing as the Court may direct; and

e.	Direct class members wishing to exclude themselves from the Class as to the date and manner by which to do so.

14. Defendant will have the right but not the obligation to withdraw from this Settlement Agreement if, as of the deadline fixed by the Court for members of the Class to exclude themselves pursuant to Fed. R. Civ. P. 23, a percentage of the Class set forth in a separate Supplemental Agreement Regarding Opt-Outs between the parties have submitted timely and valid notice that they are opting out of the Class. Any decision by Defendant to withdraw from this Settlement Agreement pursuant to this paragraph will be in accordance with the procedures set forth in the Supplemental Agreement Regarding Opt-Outs. The Supplemental Agreement Regarding Opt-Outs will not be filed with the Court unless and until a dispute among the parties arises concerning its interpretation or application.

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15. In the event Defendant elects to withdraw from the Settlement Agreement then this Settlement Agreement shall terminate, shall be null and void and of no force and effect, and shall be treated as if the Court did not give preliminary approval to it, and the Settlement Fund shall be returned to Defendant as provided in paragraph 21 below.

16. If the Court preliminarily approves this Settlement Agreement, and Defendant does not withdraw from this Settlement Agreement pursuant to its terms, Plaintiffs shall, at least one week prior to the hearing for final approval of this Settlement Agreement set by the Court, or some other time as the Court may order, submit to the Court a motion for entry of an order and final judgment substantially in the form attached to this Agreement as Exhibit D, which in substance shall:

a.	As to the Action, approve finally this Settlement Agreement and its terms as being a fair, reasonable and adequate settlement as to the class members within the meaning of Rule 23 of the Federal Rules of Civil Procedure and direct its consummation according to its terms;

b.	Direct that the Action be dismissed with prejudice and without costs;

c.	Discharge and release the Released Parties, as defined below, from all Released Claims and enjoin class members from further pursuing any Released Claim;

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d.	Provide that Defendant shall have no other obligations to Plaintiffs or the Class;

e.	Determine that the Settlement Agreement and any proceedings taken pursuant thereto are not, and should not in any event be: (i) offered or received as evidence of a presumption, concession, or admission by any Released Party of any fact or matter; or (ii) offered or received as evidence of a presumption, concession or admission of any liability, fault, wrongdoing or other dereliction of duty, or (except with written consent of the Released Party) in any way referred to for any reason in the Action, or in any other civil, criminal, bankruptcy, or administrative action or proceeding; provided, however, that reference may be made to this Settlement Agreement in such proceedings as may be necessary to effectuate the provisions of this Settlement Agreement;

f.	Reserve jurisdiction as to each party over the effectuation of the Settlement Agreement for all purposes, including enforcement of the terms hereof and resolving any disputes that may arise;

g.	Determine under Federal Rule of Civil Procedure 23 that there is no just reason for delay and direct that the judgment of dismissal with prejudice as to Defendant shall be final;

h.	Contain any other provisions mandated by this Settlement Agreement.

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17. This Settlement Agreement, if not terminated pursuant to any provision hereof, shall become final on the “Effective Date.”

18. Upon final approval of this Settlement Agreement, Plaintiffs and members of the Class who have not timely excluded themselves from the Class shall be deemed to have stipulated that the Action shall be dismissed with prejudice and without costs.

19. Lead Counsel, on behalf of all Class Counsel, will apply to the Court for an award from the Settlement Fund of attorneys’ fees and reimbursement of costs from the Settlement Fund, and for an incentive award to Plaintiffs from the Settlement Fund. Lead counsel will request that any attorneys’ fees and expenses awarded be paid to Lead Counsel and any incentive award be paid to Plaintiffs on the Effective Date. Any court-awarded attorneys’ fees will be allocated by Lead Counsel among Class Counsel based on Lead Counsel’s assessment of Class Counsel’s relative contribution to the litigation. Defendant agrees not to object to or take any steps whatever to undermine any application by Lead Counsel for reasonable attorneys’ fees (not to exceed 30% percent of the Settlement Fund) and costs, or for a reasonable incentive award.

20. In the event (i) the Court denies the motion for preliminary or final approval of, or otherwise refuses to approve, this Settlement Agreement or any material part of it, (ii) the final judgment contemplated by paragraph 18 hereof is not entered, (iii) the final judgment contemplated by paragraph 18 shall have been vacated, reversed or modified upon appeal, (iv) the Settlement Agreement is rescinded, withdrawn, or otherwise terminated in accordance with its terms, or (v) this Settlement Agreement does not become final for any reason, this Settlement Agreement shall be null and void and of no force and effect (unless all parties agree to proceed with the settlement as and if modified by the Court, in which event the parties shall proceed with the Settlement Agreement as modified), and this Settlement Agreement and all negotiations and proceedings connected with it shall be without prejudice to the rights of any party hereto, shall not be deemed or construed to be an admission by any party of any fact or matter, and shall not be used in any way in these actions or in any other action or proceedings.

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21. In the event this Settlement Agreement is terminated, rescinded, is null and void, or does not become final for any reason, within five (5) business days of notice by Defendant of such event the Settlement Fund, including interest, shall be disbursed to Defendant by wire transfer into accounts designated by Defendant, less the portion attributable to Defendant of any Court-approved costs, including Administrative Costs incurred for administering the Settlement Fund and for giving notice and administering the settlement as provided for in this Settlement Agreement.

22. In addition to the effect of any final judgment entered in these actions, upon approval by the Court, this Settlement Agreement (i) shall inure to the benefit of and be binding upon Defendant and its past, present, and future parents, predecessors, subsidiaries, affiliates, and divisions, and all of their respective officers, directors, owners, partners, governors, employees, agents, nominees, successors, assigns and legal representatives, and (ii) shall also inure to the benefit of and be binding upon Plaintiffs and each and every member of the Class and their respective past, present, and future parents, predecessors, subsidiaries, affiliates, and divisions, and all of their respective officers, directors, employees, governors, agents, nominees, successors, assigns, and legal representatives.

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23. Plaintiffs, on behalf of themselves and the Class and as the representative of the Class, and all class members, on their own behalf and on behalf of all of their respective officers, directors, shareholders, agents, employees, attorneys, predecessors, successors, representatives, executors, administrators, descendants, heirs, past, present, direct, or indirect subsidiaries, parents, divisions, or affiliates, and any assignors (past, current, or future) or assignees (past, current, or future) of Plaintiffs or any Class member and all assignors (past, current, or future) to or assignees (past, current, or future) from said assignors or any of the other persons or entities listed above in this sentence (all of the above in this sentence hereinafter collectively the “Releasing Parties”), for good and valuable consideration and upon the Effective Date without further action, shall fully, finally, and forever release, relinquish, and discharge Defendant and each of its past, present, or future, and direct or indirect, parents, predecessors, successors, subsidiaries, affiliates, and divisions, and all of their respective past, present, or future officers, directors, managing directors, members, owners, partners, governors, shareholders, agents, employees, nominees, attorneys, predecessors, successors, assigns, indemnitees, and representatives (all of the above in this sentence beginning with “Defendant” hereinafter collectively the “Released Parties”) from any and all claims, demands, rights, causes of action, suits, obligations, damages, or liabilities of any kind or description whatever, including costs, expenses and attorneys’ fees, known or unknown, suspected or unsuspected, asserted or unasserted, in law or equity, for monetary, declaratory, injunctive, or other relief, whether individual, class, representative, or other in nature, that Plaintiffs or any other Class member ever had, now has, or hereafter can, shall, or may have, arising out of, relating to, or having connection in any way whatever with, any act, fact, omission, cause, claim, count, matter or allegation that in whole or in part is the subject of, asserted in, or could have been asserted in, any of the complaints filed or lodged by any plaintiff in the Action (including without limitation the Consolidated Amended Class Action Complaint), including without limitation any allegation arising under any federal or state antitrust, unfair trade practices, or competition law.

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24. Each and every Releasing Party, through Plaintiffs as representatives of the Class, covenants and agrees that, as of the Effective Date, it shall be forever barred from instituting, maintaining, prosecuting, or assigning any and all Released Claims against, or collecting on any and all Released Claims from, any of the Released Parties (including without limitation by participating in, or recovering as a result of, any class or representative action, whether under federal, state, or other law, in which any Released Claims have been or may be brought).

25. Defendant, for good and valuable consideration, and upon the Effective Date without further action, shall release and discharge Plaintiffs and every member of the Class that has not timely excluded itself, and each of their present and past parents, predecessors, subsidiaries, affiliates, divisions, officers, directors, governors, stockholders, employees, agents, and their respective successors, assigns or legal representatives, and Class Counsel from any and all claims, demands, causes of action, or obligations of any kind based upon the commencement and prosecution of the Action, including costs, expenses and attorneys’ fees.

26. With respect to any and all Released Claims and upon the Effective Date without further action, for good and valuable consideration, Plaintiffs, on behalf of themselves and the Class and as the representative of the Class, shall expressly, and all class members shall be deemed to have, and by operation of the final judgment contemplated by this Settlement Agreement shall have, fully, finally, and forever expressly waived and relinquished, to the fullest extent permitted by law, any and all provisions, rights, and benefits of section 1542 of the California Civil Code and any and all provisions, rights, and benefits conferred by any law of any state or territory of the United States or principle of common law that is similar, comparable, or equivalent to section 1542 of the California Civil Code, which provides:

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“A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”

Each member of the Class may hereafter discover facts other than or different from those which he, she, or it knows or believes to be true with respect to the Released Claims, but each member of the Class hereby expressly waives and fully, finally, and forever settles and releases, upon this Settlement Agreement becoming final, any known or unknown, suspected or unsuspected, contingent or non-contingent claim which is a Released Claim, without regard to the subsequent discovery or existence of such different or additional facts.

27. All notices, demands, and requests as specified herein shall be in writing and shall be sent, by electronic mail (if practicable) and overnight courier, to Lead Counsel and each of the undersigned Defendant’s counsel. In no event shall the time period for taking any action under this Settlement Agreement be extended by reason of Fed. R. Civ. P. 6(e).

28. The parties may execute this Settlement Agreement in counterparts, and the execution of the counterparts shall have the same effect as if all parties have signed the same instrument. Any executed counterpart of this Agreement may be transmitted by facsimile, and such counterpart shall be treated as an original.

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29. The undersigned attorneys represent that they are authorized to execute this Settlement Agreement on behalf of the parties whom they respectively represent. Other than as expressly set forth in this Settlement Agreement and the Supplemental Agreement Regarding Opt Outs, no party to the Settlement Agreement has relied on any representation of another party in entering into the Settlement Agreement. No provision of this Settlement Agreement may be modified except by a writing signed by all parties hereto.

30. This Settlement Agreement, together with the Supplemental Agreement Regarding Opt-Outs, constitutes the entire agreement among the parties pertaining to the subject matter thereof and supersedes all prior and contemporaneous undertakings of the parties in connection herewith.

31. The parties agree that the United States District Court for the District of New Jersey shall retain jurisdiction over the interpretation, effectuation, and implementation of this Settlement Agreement.

32. This Settlement Agreement may be pleaded as a full and complete defense to, and may be used as the basis for an injunction against, any action, suit, or other proceeding that may be instituted, prosecuted, maintained, or attempted in breach of this Settlement Agreement.

     IN WITNESS THEREOF, the parties hereto have caused this Settlement Agreement to be executed by their duly authorized representatives on the ____ day of June, 2006.

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Michael J. Boni
KOHN, SWIFT & GRAF, P.C.
One South Broad Street
Suite 2100
Philadelphia, PA 19107
(215) 238-1700

Eugene A. Spector
SPECTOR ROSEMAN & KODROFF, P.C.
1818 Market Street, Suite 2500
Philadelphia, PA 19103
(215) 496-0300

Paul T. Gallagher
Andrea Hertzfeld
COHEN, MILSTEIN, HAUSFELD & TOLL, P.L.L.C.
1100 New York Ave. NW
Suite 500, West Tower
Washington, D.C. 20005
(202) 408-4600

Co-Lead Counsel for Plaintiffs

John DeQ. Briggs
James G. Kress
HOWREY LLP
1299 Pennsylvania Avenue NW
Washington, DC 20004
(202) 783-0800

Attorneys for Defendant Checkpoint Systems, Inc.